Exhibit 10.6

EXECUTION VERSION

SUBORDINATED LOAN AGREEMENT

dated as of August 10, 2018

between

DANAOS CORPORATION

and

DANAOS INVESTMENT LIMITED

TABLE OF CONTENTS

		Page

	ARTICLE I

	DEFINED TERMS

Section 1.1	Defined Terms	4

	ARTICLE II

	Loan To The Company

Section 2.1	Loan Obligation	7
Section 2.2	Origination	8

	ARTICLE III

	Terms Of The Loan

Section 3.1	Maturity Date; Interest	8
Section 3.2	Conditions	8
Section 3.3	Withholding Tax	9

	ARTICLE IV

	Repayment Of The Loan

Section 4.1	Repayment Obligation	9
Section 4.2	Repayment to Plan Sponsor	9
Section 4.3	Warranties	9
Section 4.4	Events of Default	10

	ARTICLE V

	Subordination

Section 5.1	Agreement to Subordinate	11
Section 5.2	Liquidation, Dissolution, Bankruptcy	11
Section 5.3	When Distribution Must Be Paid Over	11
Section 5.4	Subrogation	11
Section 5.5	Third Party Beneficiaries	12
Section 5.6	Restriction on Enforcement	12

	ARTICLE VI

	Additional Provisions

Section 6.1	Notices	12
Section 6.2	Payment Details	13

This SUBORDINATED LOAN AGREEMENT (this “Agreement”), is made as of August 10, 2018, between Danaos Corporation, a corporation organized under the laws of the Republic of the Marshall Islands (the “Company”) and Danaos Investment Limited, an entity organized under the laws of New Zealand, as the Trustee of the 883 Trust (the “Plan Sponsor”). Each of the Plan Sponsor and the Company are referred to herein as a “Party”, and collectively as the “Parties”.

WHEREAS, the Company and its Affiliates entered into a Restructuring Support Agreement, dated as of May 11, 2018 (such agreement, including all the exhibits thereto, as amended, supplemented or otherwise modified from time to time prior to 19 June 2018, the “Original RSA”), regarding an in-court restructuring transaction, pursuant to the terms and conditions set forth in the Original RSA;

WHEREAS, after the execution of the Original RSA, the Company engaged in further good faith, arm’s-length negotiations with the parties to the Original RSA and certain other lenders of the Company not party to the Original RSA regarding the terms of an out-of-court restructuring transaction (the “Out-of-Court Restructuring”) pursuant to an amended and restated version of the Original RSA dated 19 June 2018 (as may be amended, supplemented or otherwise modified from time to time, the “Restructuring Support Agreement”), which Out-of-Court Restructuring will be completed on the Closing Date (as defined in the Restructuring Support Agreement);

WHEREAS, pursuant to the Restructuring Support Agreement and the Out-of-Court Term Sheet, the Plan Sponsor has agreed that if the Cash (as defined below) held by the Group on a consolidated basis as at 30 September 2018 (the “Testing Date”) is less than the Threshold Amount (as defined below), the Plan Sponsor shall make the Loan available to the Company on the terms and subject to the conditions set out herein; and

WHEREAS, the Board of Directors of the Company has determined that this Agreement and the transactions contemplated hereby and thereby are advisable and in the best interest of the Company.

NOW THEREFORE, in consideration of the foregoing, and the covenants and agreements set forth herein, the Parties agree as follows:

ARTICLE I

DEFINED TERMS

Section 1.1                 Defined Terms.  As used in this Agreement, terms defined in the preamble and the recitals shall have their respective assigned meanings, and the following capitalized terms shall have the meanings ascribed to them below:

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) as used in this definition means the possession, direct or indirect, of the power to direct or cause the direction of management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.  For the avoidance of doubt, neither the Company nor any of its subsidiaries shall be deemed an “Affiliate” of the Plan Sponsor or any of its Affiliates and vice versa.

“Aggregate Commitment” means Plan Sponsor’s aggregate commitment under this Agreement in an amount equal to the Loan Amount.

“Amended and Restated Sinosure Facility” has the meaning given to such term in the Out-of-Court Term Sheet.

“Amended Facilities” means the Amended RA Facilities and the Amended and Restated Sinosure Facility.

“Amended RA Facilities” has the meaning given to such term in the Out-of-Court Term Sheet.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in each of (a) London, United Kingdom, (b) Athens, Greece, (c) New York City, United States, (d) Hamburg, Germany, and (e) Auckland, New Zealand.

“Cash” means cash and cash equivalents as determined in accordance with U.S. generally accepted accounting principles, or “U.S. GAAP”, and tested by reference to the Group’s published financial statements.

“Cash Shortfall” means the Threshold Amount minus the Testing Date Cash Balance.

“Company Account” has the meaning set forth in Section 6.2.

“Enforcement Action” shall mean, in relation to the Loan:

(a)                                 acceleration of the Loan or the making of any declaration that it is prematurely due and payable;

(b)                                 making of any declaration that the Loan is payable on demand;

(c)                                  making of a demand in relation to the Loan;

(d)                                 making of any demand against the Company or any member of the Group in relation to the Loan;

(e)                                 exercise of any right of set-off or recoupment, bankers’ lien, account combination or payment netting against the Company or any member of the Group in respect of the Loan;

(f)                                   suing for, commencing or joining of any legal or arbitration proceedings against the Company to recover obligations under the Loan; and

(g)                                 any foreclosure proceeding, the exercise of any power of sale, the obtaining of a receiver, the suing on, or otherwise taking any action to enforce the obligation of the Company in respect of the Loan or otherwise hereunder to pay any amounts relating to the Loan or the taking of any other enforcement action against any asset or property of the Company or any member of the Group.

“Event of Default” has the meaning set forth in Section 4.4.

“Financial Model” means the financial model prepared by Evercore Partners International LLP which was delivered to each of the lenders under the Amended RA Facilities on 13 June 2018.

“Governmental Authority” means (a) any court, tribunal, judicial or arbitral body and (b) any government, multilateral organization, international organization, or other industry or self-regulatory organization or any agency, bureau, board, commission, ministry, authority, department, official, political subdivision or other instrumentality thereof, whether federal, state or local, domestic or foreign as well as any Persons owned or chartered by any of the foregoing.

“Insolvency or Liquidation Proceeding” shall mean (a) any voluntary or involuntary case or proceeding under any law for the relief of debtors with respect to the Company or any member of the Group, (b) any other voluntary or involuntary insolvency, reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) or bankruptcy case or proceeding, or any receivership, administration, examinership, administrative receivership or other similar case or proceeding or declaration of a moratorium in any applicable jurisdiction with respect to the Company or any member of the Group or with respect to any of its assets, (c) any liquidation, dissolution, reorganization or winding up of the Company or any member of the Group whether voluntary or involuntary and whether or not involving insolvency or bankruptcy and including the passing of a resolution or making of an order for any of the foregoing, or (d) any composition, compromise, arrangement or any assignment for the benefit of creditors or any other marshalling of assets and liabilities of the Company or any member of the Group.

“Group” has the meaning given to such term in the Restructuring Support Agreement.

“KEXIM-ABN AMRO Facility” has the meaning given to such term in the Restructuring Support Agreement.

“Loan” means the loan made available by the Plan Sponsor to the Company as set forth in Article II.

“Loan Amount” has the meaning set forth in Section 2.1.

“Manager” means Danaos Shipping Company Limited.

“Maturity Date” means the Business Day immediately following the date on which all amounts owing under the Amended Facilities have been repaid in full.

“Maximum Amount” means USD 60,000,000.

“New York Courts” has the meaning set forth in Section 6.6.

“Officer’s Certificate” has the meaning set forth in Section 3.2(x).

“Out-of-Court Term Sheet” has the meaning given to such term in the Restructuring Support Agreement.

“Overrun Amount” has the meaning set forth in Section 3.2.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Plan Sponsor Account” has the meaning set forth in Section 6.2.

“Post-Closing Minimum Cash Condition Backstop” has the meaning given to that term in the Out-of-Court Term Sheet.

“Proceeding” has the meaning set forth in Section 6.6.

“RSA Effective Date” has the meaning given to such term in the Restructuring Support Agreement.

“Senior Debt” means the liabilities owed by the Company under each of the Amended Facilities.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure by the Company to pay or any delay by the Company in paying of the same).

“Tax Authorities” means, with respect to any Tax, the Governmental Authority that imposes such Tax, and the Governmental Authority (if any) charged with the assessment, determination or collection of such Tax for such Governmental Authority.

“Test Condition” means the condition that the Testing Date Cash Balance be equal to or greater than the Threshold Amount.

“Testing Date Cash Balance” means the actual aggregate amount of Cash held by the Group on a consolidated basis and tested by reference to the Group’s published financial statements as at the Testing Date.

“Threshold Amount” means USD 60,000,000 plus any amounts remaining outstanding under the KEXIM-ABN AMRO Facility.

“USD” means the lawful currency for the time being of the United States of America.

“Withholding Amount” shall have the meaning set forth in Section 3.3(a).

ARTICLE II

LOAN TO THE COMPANY

Section 2.1                 Loan Obligation. Subject to Section 3.2 below, the Plan Sponsor agrees that if the Test Condition is not met by the Company on the Testing Date, it shall make available to the Company a Loan in an aggregate principal amount equal to the lesser of (i) the Cash Shortfall and (ii) the Maximum Amount (such lesser amount, the “Loan Amount”).

Section 2.2                 Origination. In accordance with Section 2.1 above and subject to Section 3.2 below, within 40 Business Days of the Testing Date the Plan Sponsor agrees to make the Loan available to the Company in USD and in an amount equal to the Loan Amount.  The Loan Amount shall be paid into the Company Account and shall satisfy the Post-Closing Minimum Cash Condition Backstop.

ARTICLE III

TERMS OF THE LOAN

Section 3.1                 Maturity Date; Interest. The Loan shall be repaid in full in accordance with Section 4 below.  The outstanding principal amount of the Loan shall not bear interest.

Section 3.2                 Conditions. The Plan Sponsor’s obligations to advance the Loan to the Company pursuant to Article II above are conditional upon:

(a)                                 receipt of a notice of borrowing from the Company stipulating the Aggregate Commitment (together with a copy of the Group’s published quarter-end financial statements as at the Testing Date and calculations in reasonable detail) and the drawdown amount not exceeding the Aggregate Commitment;

(b)                                 the consummation of the Out-of-Court Restructuring in accordance with the provisions of the Restructuring Support Agreement and the Out-of-Court Term Sheet as evidenced by the occurrence of the Restructuring Effective Time (as defined in the global restructuring implementation deed, dated on or about the date hereof, between, amongst others, the Parties and the Participating Stakeholders (as defined therein));

(c)                                  the advisors’ costs and fees incurred throughout the negotiation, documentation and consummation of the Out-of-Court Restructuring (the “Advisor Fees”) not overrunning the aggregate amounts for such costs and fees reflected in the Financial Model; and

(d)                                 no event or circumstance having occurred (including, without limitation, non-payment of all hire) which has or is reasonably likely to have a material adverse effect on the business, operations, property, condition (financial or otherwise) or prospects of the Group and which is outside the control of the Company or the Manager between the RSA Effective Date and the Testing Date, provided, that, if the condition in paragraph (c) above is the only condition which has not been met on the date on which the Plan Sponsor otherwise is to make the Loan available to the Company pursuant to Article II above as a result of the Advisor Fees as at such date exceeding the aggregate amounts for such costs and fees set out in the Financial Model (the amount of any such overrun, the “Overrun Amount”):

(x)                                 the Company shall deliver to each of the lenders under the Amended RA Facilities an officer’s certificate from the Chief Financial Officer of the Company which shall: (i) specify the Overrun Amount; (ii) provide a written explanation of such overrun in reasonable detail; and (iii) include confirmation that no member of the Group has made or agreed to any changes or amendments to any of the cost and fee arrangements with the advisors referred to in paragraph (c) above since the date of the Financial Model (the “Officer’s Certificate”); and

(y)                                 the Plan Sponsor shall remain obligated to make the Loan available to the Company, except that the Loan Amount shall be decreased, on a dollar by dollar (which, for the avoidance of doubt, shall be USD) basis, by the Overrun Amount specified in the Officer’s Certificate.

Section 3.3                 Withholding Tax.

(a)                                 In the event that the Company is required by law to withhold any amounts on account of any tax from the payments it makes pursuant to this Agreement, it will pay such amounts to the Tax Authorities and deliver to the Plan Sponsor, as soon as practically possible after any such withholding, a certificate issued by the Tax Authorities confirming the amount of Tax withheld at source (such amount, the “Withholding Amount”) from the payments made pursuant to this Agreement.

(b)                                 Subject to paragraph (c) below, if the Company has paid amounts to the Plan Sponsor pursuant to the terms of this Agreement without withholding the relevant Withholding Amount on account of Tax, for whatever reason, the Plan Sponsor will pay an amount equal to such Withholding Amount to the Tax Authorities promptly upon the Company’s first request.

(c)                                  If the Company (i) has paid the Withholding Amount to the Tax Authorities from its own resources, and (ii) has not withheld the relevant Withholding Amount on account of Tax from the amounts paid to the Plan Sponsor under this Agreement, the Plan Sponsor will reimburse an amount equal to such Withholding Amount to the Company promptly upon the Company’s first request.

ARTICLE IV

REPAYMENT OF THE LOAN

Section 4.1                 Repayment Obligation. The Company shall repay, or procure the repayment of, the aggregate outstanding principal amount of the Loan in full on the Maturity Date. Any amount repaid under this Section 4.1 may not be redrawn.

Section 4.2                 Repayment to Plan Sponsor. The Company shall repay the amount of the Loan pursuant to Section 4.1 by transferring such amount to the Plan Sponsor Account (or such other bank account designated in writing to the Company by the Plan Sponsor). Payment by the Company into the Plan Sponsor Account (or such other bank account designated in writing to the Company by the Plan Sponsor) of an amount equal to the aggregate outstanding principal amount of the Loan shall satisfy the obligations of the Company to repay the Loan.

Section 4.3                 Warranties.  Each Party hereby represents and warrants to the other Party on the date of this Agreement, and the Company represents and warrants to the Plan Sponsor on the date on which the Plan Sponsor advances the Loan to it, as follows:

(a)                                 it is duly incorporated and validly existing under the laws of the jurisdiction of its organization or incorporation and, if relevant under such laws, is in good standing;

(b)                                 it has the power to execute and deliver this Agreement and to perform its obligations under this Agreement and has taken all necessary action to authorize such execution, delivery and performance;

(c)                                  no limit on its powers or those of its directors will be exceeded as a result of the lending or borrowing of the Loan;

(d)                                 its obligations under this Agreement constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganisation, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law));

(e)                                  its entry into and performance of this Agreement do not, and will not, conflict in any material respect with any law or regulation applicable to it or with any of its constitutional documents; and

(f)                                   no event specified in Section 4.4(b) or Section 4.4(c) has occurred in respect of it nor, to the best of its knowledge, is threatened (such representation and warranty to be given by the Company only).

Section 4.4                 Events of Default. The Company agrees that each of the following events and circumstances set out in this Section 4.4 is an “Event of Default”:

(a)                                 all obligations in respect of the Amended Facilities are declared to be or otherwise become due and payable prior to their specified maturities as a result of an event of default (howsoever described);

(b)                                 the Company (i) is unable or admits inability to pay its debts as they fall due; (ii) suspends or threatens to suspend making payments on any of its debt; or (iii) by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling its indebtedness; or

(c)                                  any corporate action, legal proceedings or other procedure or step is taken in relation to (i) the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Company; (ii) a composition, compromise, assignment or arrangement with any creditor of the Company; (iii) the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of the Company or any of its assets; and (iv) enforcement of any material security over any material assets of the Company.

Subject to Article V, on and at any time after the occurrence of an Event of Default which is continuing, the Plan Sponsor may, by notice in writing to the Company (x) cancel the Aggregate Commitment, (y) declare that all or part of the Loan and all other amounts accrued or outstanding under this Agreement be immediately due and payable, at which time they shall become immediately due and payable, and/or (z) declare that all or part of the Loan be payable on demand, at which time it shall immediately become payable on demand by the Company.

ARTICLE V

SUBORDINATION

Section 5.1                                           Agreement to Subordinate. The Company and the Plan Sponsor covenant and agree that the Loan made pursuant to this Agreement and the payment of the Loan by the Company, and, for the avoidance of doubt, any other amounts outstanding hereunder, are, and will be, subordinated in right of payment, to the extent and in the manner provided in this Article V, to the prior payment in full of all Senior Debt, and that such subordination is for the benefit of and enforceable by the holders from time to time of such Senior Debt.  The Loan shall in all respects rank pari passu in right of payment to all existing and future indebtedness of the Company other than (a) such Senior Debt and (b) any indebtedness of the Company which is subordinated to the Loan (in which case, the Loan shall rank senior to any such subordinated indebtedness).

Section 5.2                                           Liquidation, Dissolution, Bankruptcy. Upon any payment or distribution of the assets of the Company upon a total or partial liquidation or dissolution or receivership, arrangement, reorganization, insolvency or bankruptcy or similar proceeding relating to the Company or its property or assets:

(a)                         the holders of Senior Debt shall be entitled to receive payment in full in cash of such Senior Debt before the Plan Sponsor shall be entitled to receive any payment or distribution of any kind or character with respect to the Loan; and

(b)                         until the discharge in full of all obligations in relation to the Senior Debt, any payment or distribution to which the Plan Sponsor would be entitled but for the subordination provisions of this Article V shall be made to relevant holders of such Senior Debt.

In the event of any insolvency, bankruptcy, liquidation, readjustment, reorganization or other similar proceedings in respect of the Company, if the Plan Sponsor has not filed any claim, proof of claim or other instrument of similar character necessary to enforce the obligations of the Company under this Agreement within five days of the applicable filing deadline, in such event, a holder of Senior Debt may, as an attorney-in-fact for the Plan Sponsor, file such claim, proof of claim or such other instrument of similar character on behalf of the Plan Sponsor, and the Plan Sponsor hereby appoints each holder of Senior Debt as an attorney-in-fact for the Plan Sponsor, to so file any such claim, proof of claim or such other instrument of similar character.

Section 5.3                                            When Distribution Must Be Paid Over. If a payment, repayment or distribution is made to the Plan Sponsor that, due to the subordination provisions of this Article V, should not have been made to it, the Plan Sponsor shall hold the amount in respect of such payment, repayment or distribution in trust for the holders of the Senior Debt.

Section 5.4                                           Subrogation.  Following the Maturity Date, in the event cash or other property otherwise payable to the Plan Sponsor in respect of the Loan shall have in fact been, pursuant to this Article V, paid or distributed to the holders of, or applied to, the Senior Debt, the Plan Sponsor shall be subrogated to the rights of such holders of the Senior Debt to receive such payments or distributions; for the avoidance of doubt, the Plan Sponsor agrees not to assert or enforce such rights of subrogation it may acquire until the discharge of the Senior Debt has occurred.  A payment, repayment or distribution made under this Article V to a holder of the Senior Debt which otherwise would have been made to the Plan Sponsor is not, as between the Company and the Plan Sponsor, a payment made by the Company in respect of the Loan.

Section 5.5                                           Third Party Beneficiaries. The provisions of this Article V shall continue to be effective until the discharge of obligations in relation to the Senior Debt.  The holders of the Senior Debt shall be third party beneficiaries of this Article V.

Section 5.6                                           Restriction on Enforcement. Notwithstanding any other provision of this Agreement, before the Maturity Date, the Plan Sponsor shall not, without the prior written consent of each lender under the Amended RA Facilities, which consent may be withheld or conditioned in its sole discretion:

(a)               commence, or join or participate in, any Enforcement Action; or

(b)               object to the entry of any order or orders approving any cash collateral stipulations, adequate protection stipulations or similar stipulations executed by any lender of Senior Debt in any Insolvency or Liquidation Proceeding.

ARTICLE VI

ADDITIONAL PROVISIONS

Section 6.1                                            Notices. All notices, requests and demands to or upon the respective Parties, in order to be effective, shall be in writing (including by telecopy or email), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or two (2) Business Days after being delivered to a recognized courier (whose stated terms of delivery are two (2) Business Days or less to the destination of such notice), or five (5) calendar days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as set forth on below:

(a)               If to the Plan Sponsor, to:

Danaos Investment Limited

Bell Gully, Level 22

Vero Centre

48 Shortland Street

Auckland, 1010

New Zealand
Telephone No.: +30 210 419 6574

Fax No.: +30 210 419 6489

Attention: Board of Directors

E-mail: dil@danaos.nz

with a copy, which shall not constitute notice, to:

Shearman & Sterling (London) LLP
9 Appold Street
London, EC2A 2AP
Attn:            Solomon J. Noh, Esq.
George Karafotias, Esq.
E-mail: solomon.noh@shearman.com
                                        gkarafotias@shearman.com

(b)               If to the Company, to:

Danaos Corporation
c/o Danaos Shipping Co., Ltd.
14 Akti Kondyli
185 45 Piraeus, Greece
Telephone No.: + 30 210 419 6401
Fax No.: + 30 210 419 6489
Attention: Chief Executive Officer

E-mail: cfo@danaos.com

with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, New York 10178

Attn:            Finnbarr D. Murphy

David A. Sirignano

E-mail:finnbarr.murphy@morganlewis.com

david.sirignano@morganlewis.com

and

Skadden, Arps, Slate, Meagher & Flom LLP & Affiliates

4 Times Square

New York, NY 10036

Attn:            Jay M. Goffman, Esq.

George N. Panagakis, Esq.

Christopher Mallon, Esq.

James Falconer, Esq.

James A. McDonald, Esq.

Maria Protopapa, Esq.

E-mail:jay.goffman@skadden.com

george.panagakis@skadden.com

chris.mallon@skadden.com

james.falconer@skadden.com

james.mcdonald@skadden.com

maria.protopapa@skadden.com

Section 6.2                                            Payment Details. All payments hereunder shall be made to the following accounts:

If to the Company, to the following account (the “Company Account”):

Name:	Danaos Corporation

Bank:	Citibank N.A.
London Branch

BIC:

Account number:

IBAN:

If to the Plan Sponsor, to the following account (the “Plan Sponsor Account”):

Name:	Danaos Investment Limited, as Trustee of the 883 Trust Auckland

Bank:	Credit Suisse AG / Zurich

Clearing Number:

BIC:

Account number:

IBAN:

Section 6.3                                            Assignment. This Agreement will be binding upon and inure to the benefit of each Party, and neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned or transferred (including, without limitation, by way of sub-participation) by any Party without the prior written consent of the other Party and each lender under an Amended RA Facility.  Each lender under an Amended RA Facility shall be a third-party beneficiary of, and shall be entitled to enforce, this Section 6.3.

Section 6.4                                            Entire Agreement. This Agreement and any certificates, documents, instruments and writings delivered pursuant to or as contemplated by this Agreement, the Restructuring Support Agreement or the Out-of-Court Term Sheet (including all applicable Definitive Documentation (as defined in the Restructuring Support Agreement)) represent the entire agreement by and between the Parties with respect to the transactions contemplated by such documents and supersede any prior agreements or understandings, written or oral, between the Parties.

Section 6.5                                            Governing Law. This Agreement and any claims arising hereunder shall be governed by and construed in accordance with the laws of the State of New York.

Section 6.6                                            Consent to Jurisdiction and Service of Process. With respect to any suit, action or proceeding (“Proceeding”) arising out of or relating to this Agreement, each of the Parties hereby irrevocably (a) submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York (the “New York Courts”) and waives any objection to venue being laid in the New York Courts whether based on the grounds of forum non conveniens or otherwise and hereby agrees not to commence any such Proceeding other than before one of the New York Courts; provided, however, that a Party may commence any Proceeding in a court other than a New York Court solely for the purpose of enforcing an order or judgment issued by one of the New York Courts and (b) consents to service of process in any Proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized international express carrier or delivery service, to the Parties at their respective addresses referred to in Section 6.1; provided, however, that nothing herein shall affect the right of any Party to serve process in any other manner permitted by law.

Section 6.7                                            WAIVER OF JURY TRIAL. WITH RESPECT TO ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY, TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 6.8                                            Counterparts. This Agreement may be executed in one or more counterparts, and may be delivered by means of facsimile or electronic transmission in portable document format, each of which shall be deemed to be an original and shall be binding upon the party who executed the same, but all of such counterparts shall constitute the same agreement.

Section 6.9                                            Waivers and Amendments. This Agreement may be amended only by a written instrument signed by all of the Parties or, in the case of a waiver, by the Party waiving compliance. No delay on the part of any Party in exercising any right, power or privilege pursuant to this Agreement will operate as a waiver thereof, nor will any waiver on the part of any Party of any right, power or privilege pursuant to this Agreement, nor will any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement. The rights and remedies provided pursuant to this Agreement are cumulative and are not exclusive of any rights or remedies which any party otherwise may have at law or in equity.

Section 6.10                                     Arm’s Length Agreement. Each of the Parties agrees and acknowledges that this Agreement has been negotiated in good faith, at arm’s length, and not by any means prohibited by law.

Section 6.11                                     Further Assurances. Each of the Parties agrees to take or cause to be taken all reasonable actions, to do or cause to be done, to execute such further instruments, and to assist and cooperate with the other Party in doing, all things reasonably necessary, proper or advisable under applicable laws or otherwise to consummate and make effective, in an expeditious manner, the agreements, terms and conditions contemplated by this Agreement.

Section 6.12                                     Headings. The article and section headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. References in this Agreement to a designated “Article” or “Section” refer to an Article or Section of this Agreement unless otherwise specifically indicated.

Section 6.13                                    Severability. If one or more of the provisions, paragraphs, words, clauses, phrases or sentences contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision, paragraph, word, clause, phrase or sentence in every other respect and of the remaining provisions, paragraphs, words, clauses, phrases or sentences hereof shall not be in any way impaired, it being intended that all rights, powers and privileges of the Parties shall be enforceable to the fullest extent permitted by law.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

DANAOS CORPORATION

By:	/s/ Evangelos Chatzis
Name:	Evangelos Chatzis
Title:	Chief Financial Officer

[Signature Page to Subordinated Loan Agreement]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

DANAOS INVESTMENT LIMITED

AS THE TRUSTEE FOR THE 883 TRUST

By:	/s/ Evangelos Chatzis
Name:	Evangelos Chatzis
Title:	Director

By:	/s/ Konstantinos Sfyris
Name:	Konstantinos Sfyris
Title:	Director

[Signature Page to Subordinated Loan Agreement]